UNITED STATES
	SECURITIES AND EXCHANGE COMMISSION



	Washington, D.C. 20549
	________________________________________



	FORM 8-K



	CURRENT REPORT
	PURSUANT TO SECTION 13 OR 15(d) OF THE
	SECURITIES EXCHANGE ACT OF 1934


Date of earliest event reported February 21, 1997

	THE MONTANA POWER COMPANY
	(Exact name of registrant as specified in its charter)


		Montana		1-4566		  81-0170530
(State or other jurisdiction	(Commission		(IRS Employer
	of incorporation)	File Number)	Identification No.)


	40 East Broadway, Butte, Montana 59701
	(Address of principal executive offices) (zip code)

	Registrant's telephone number, including area code (406) 723-5421




ITEM 5.  Other Events


On February 21, 1997, the Montana Power Company (Montana Power), its subsidiary Western Energy Company (Western), and Puget Sound Energy (Puget) (collectively referred to as the Parties) entered into a settlement agreement to resolve a pending litigation matter regarding a power sales agreement and arbitrable disputes relating to coal contracts for the Colstrip Generating units in a way that will reduce adversarial issues between the parties and will create a business alliance that will maximize the opportunity in the future to enhance efficiency and create added value with respect to the operation of the Colstrip properties. It is anticipated that the agreements summarized below will result in an annual reduction in Montana Power's revenues of between $11 and $13 million, before anticipated efficiency gains, commencing January 1, 1997.


Settlement and Dismissal of Power Sales Agreement (PSA) Litigation between Montana and Puget


The settlement calls for the PSA to be amended:

1. to reduce the monthly fixed charge by $6,500 per megawatt ($7.3 million annually) beginning January 1, 1997 through expiration of the PSA on December 30, 2010;

2. to provide to Puget three megawatts of additional capacity, resulting from ruggedized rotor blade installations, at no additional monthly fixed charge. Puget will make a one-time payment for the turbine blade upgrade of $900,000;

3. to eliminate the 75% capacity factor limitation on Puget's right to schedule 97 megawatts.


In addition the Parties agreed that the General Transmission Agreement between Puget and the Bonneville Power Administration provides firm contractual rights to transmission paths sufficient to carry out Montana's obligations under the PSA.


Settlement of Colstrip 1 & 2 Coal Price Reopener Proceeding and Colstrip 3 & 4 Gross Inequity Proceeding between Western and Puget


1. The Parties agreed to cease to prosecute pending proceedings regarding the Colstrip 1 & 2 price reopener, and Puget agreed to cease its participation in and to forego any price benefit, if any, from the pending Colstrip 3 &
4 gross inequity claim;

2. To the extent not off-set on a going-forward basis as described in the "Colstrip Restructuring" section below, Western will reduce the price of Colstrip 1 & 2 and 3 & 4 coal sold to Puget beginning January 1, 1997 until the next price reopeners. This price reduction is expected to reduce Western's revenues $4 to $6 million, annually.



Colstrip Restructuring


Montana Power operates, and Western owns and operates the Rosebud Mine that supplies coal to, the four mine-mouth Colstrip generating plants. Montana Power and Puget each own 50% of the twin-333 megawatt Colstrip Units 1 & 2. Ownership shares of the 805-megawatt Colstrip Unit 3 are Montana Power 30%, Puget 25%, Portland General Electric 20%, Washington Water Power 15%, and PacifiCorp 10%. Colstrip Unit 4, a twin to Unit 3, has similar ownership, except Montana Power sold and leased back its share of the plant.

The Parties agreed to work together to restructure the existing contractual arrangements for the operation of the four Colstrip plants and the associated Rosebud Mine as if they were under common ownership, in order to achieve the savings and benefits that would result from integrated operations. In this settlement, the Parties recognize that the contemplated restructuring will require the participation of the other non-operating owners, and they agreed to use their best efforts to work together to obtain commitments from these owners and produce a determination by November 30, 1997. Restructuring is sought to achieve savings and benefits that would include, but not be limited to, increased power production, improved mine economies, buy-down benefits and avoided transaction costs.


Certain statements contained herein are forward-looking statements and accordingly involve risks and uncertainties which could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. The forward-looking statements contained herein are based on various assumptions, many of which are based, in turn, on further assumptions. Montana Power's expectations, beliefs and projections are expressed in good faith and are believed by Montana Power to have a reasonable basis, including without limitation, management's examination of historical operating trends, data contained in Montana Power's records and other data available from third parties, but there can be no assurance that management's expectations, beliefs or projections will result or be achieved or accomplished. Furthermore, any forward-looking statement speaks only as of the date on which such statement is made, and Montana Power undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances that occur after the date on which such statement is made or to reflect the occurrence of unanticipated events.






SIGNATURES

	Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


	         THE MONTANA POWER COMPANY
		             (Registrant)

	By:/s/ J. P. Pederson
		J. P. Pederson
		Vice President and Chief Financial and
		  Information Officer

Date:  February 26, 1997